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                                                                                                (703) 383-3000
[INFORMATION  Information                                                                       (800) 829-7614
 ANALYSIS     Analysis                                                                      Fax:(703) 293-7979
 LOGO]        Incorporated   11240 Waples Mill Road, Suite 400, Fairfax, Virginia 22030  E-Mail: www.infoa.com
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Exhibit No. 10.1


June 30, 1997

Brendan J. Dawson
9402 Turnberry Drive
Potomac, MD 20854

Dear Brendan:

I am pleased to offer you the position of President and Chief Operating Officer with Information Analysis Incorporated (IAI) reporting to me. In that role you will be responsible for the day to day operations of the company. Your annualized rate of pay will be $200,000 and your start date will be as mutually agreed to.

Additional terms of this offer are:

Stock Options
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     You will be granted 100,000 Information Analysis Incorporated incentive stock options. The exercise price for each option will be the current fair market value of an IAI share of Common Stock on the date your employment commences. 25,000 of these options will become exercisable on each of the first four quarter anniversaries succeeding the date your employment commences.
(For purposes hereof, options which are exercisable are hereafter referred to as "vested".) If your employment terminates prior to all of the options being vested, you will only have the right to exercise that number of options which were vested as of the date of termination. Notwithstanding the foregoing, if prior to the time all your options are vested, a change of control occurs or IAI transfers all or substantially all of its assets, then upon any such event, all of the options will become vested.

Optional Compensation
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     You will have the right to receive up to an additional $300,000 (hereafter
"Optional Compensation") for serving as president and chief operating officer for a period of one year from your employment commencement date. You will have 15 months from your employment date to decide whether to receive the Optional Compensation. Against the potential obligation of the Company to pay you the Optional Compensation, upon commencement of your employment, the Company will advance you the sum of $50,000. To secure the Company's contingent obligation to pay the


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remaining Optional Compensation to you, the Company will deposit into a segregated account for your benefit $100,000 on January 1, 1998.

Subject to the further provisions hereof, after the one year anniversary of your employment you will have the right to receive payment of the Optional Compensation by providing written notice to the Company. Upon receipt of such notice, you will receive within ten business days $100,000. The remaining $150,000 will be paid to you on or before January 1, 1999. In addition, upon receipt of such notice, your rights in and to any of the stock options not previously exercised will terminate and you will be deemed to have forfeited all of the remaining options. In the event that any options have been exercised prior to such notice, the fair market value of the IAI stock received upon and as of the date of exercise of the option less the aggregate prices paid upon such exercise will be totaled. This total amount will be subtracted from the Optional Compensation ($300,000), and the positive difference, if any, will be due you in accordance with the time frames set out in this paragraph. The initial $50,000 advance upon commencement of employment will become due and payable to the Company to the extent that such advance exceeds the Optional Compensation then payable to you. If notice is not received within the 15 months of your employment date, the right to receive the Optional Compensation will terminate and the initial $50,000 of Optional Compensation will be due the Company based on a mutually agreeable plan of repayment within 12 months, but you will retain the rights to all of your options.

Termination
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     If your employment terminates other than for cause within the first year of your employment, you will have the option of receiving a prorated sum of the Optional Compensation (i.e., for 9 months you can receive 75% of the $300,000) or the Company stock options vested to date. If at any time IAI terminates your employment other than for cause, you will be entitled to receive one year's severance pay of $200,000, payable in normal payroll increments. If the Company is acquired and you are terminated, you may elect to receive the severance pay in one lump sum. You are also entitled to terminate your employment if you are assigned duties that are substantially changed from your responsibilities in effect immediately prior to the Change of Control of the Company. If the Company terminates you for cause all Optional Compensation will be forfeited.

As a member of the IAI staff, you will receive twenty (20) paid vacation days per year, nine (9) paid holidays per year, and five (5) paid sick days per year. In lieu of using IAI's insurance plan, IAI will pay 20% co-pay of your existing IBM medical plan up to a maximum of $10,000. Please review the attached summary of benefits for further information.

Additionally, you will be eligible to participate in the company sponsored 401K Profit Sharing Plan. Eligibility is after completion of 1,000 hours worked and entry into the plan would be the following January or July.


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The IAI Policy & Procedures Manual contains further information on company procedures and policies and should be referred to for additional information.

Brendan, I know that in joining IAI you will be making a major advancement in your career, and that you will make a significant contribution to the growth and well being of the company.

We at IAI look forward to your joining us, as we are confident that you will have both a rewarding and a most enjoyable experience at IAI. Please indicate your acceptance by signing and dating below.

Sincerely,

/s/ Sandor Rosenberg
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Sandor Rosenberg
President




Accepted: Brendan J. Dawson                   Date:  6/30/97
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